Exhibit 10.3

AKANDA CORP.

RIGHTS, PRIVILEGES, RESTRICTIONS AND CONDITIONS ATTACHING TO THE SERIES A CONVERTIBLE VOTING PREFERRED SHARES

The Series A Convertible Voting Preferred Shares in the capital of Akanda Corp. (the “Corporation”) shall have attached thereto, in addition to the rights, privileges, restrictions and conditions attaching to the preferred shares of the Corporation as a class, the following rights, privileges, restrictions and conditions:

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Adjustment Right” means any right granted with respect to any securities issued in connection with, or with respect to, any issuance or sale (or deemed issuance or sale in accordance with Section 7) of Common Shares (other than rights of the type described in Section 7(c)) that could result in a decrease in the net consideration received by the Corporation in connection with, or with respect to, such securities (including, without limitation, any cash settlement rights, cash adjustment or other similar rights).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Approved Share Plan” means any employee benefit plan which has been approved by the Board of Directors of the Corporation prior to or subsequent to the date hereof pursuant to which Common Shares and standard options to purchase Common Shares may be issued to any employee, officer or director for services provided to the Corporation in their capacity as such.

“Articles of Incorporation” means the Corporation’s articles of incorporation as in effect on the date hereof, including the articles of amendment creating the Series A Preferred Shares, as they may be further amended and/or restated from time to time.

“Attribution Parties” shall have the meaning set forth in Section 6(e).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(e).

“Board of Directors” means the board of directors of the Corporation.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

“Buy-In” shall have the meaning set forth in Section 6(c)(ii).

“Buy-In Price” shall have the meaning set forth in Section 6(c)(ii).

“Buy-In Payment Amount” shall have the meaning set forth in Section 6(c)(ii).

“Change of Control” means any Fundamental Transaction other than (i) any merger of the Corporation or any of its, direct or indirect, wholly-owned Subsidiaries with or into any of the foregoing Persons, (ii) any reorganization, recapitalization or reclassification of the Common Shares in which holders of the Corporation’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the Board of Directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, or (iii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation or organization of the Corporation or any of its Subsidiaries.

“Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by the Reporting Service, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last bid price or last trade price, respectively, of such security prior to 4:00 p.m., New York time, as reported by the Reporting Service, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by the Reporting Service, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by the Reporting Service, or, if no closing bid price or last trade price, respectively, is reported for such security by the Reporting Service, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), provided however, that if the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Corporation and the Holder.

“Commission” means the United States Securities and Exchange Commission.

“Common Shares” means the Corporation’s common shares, no par value, and shares of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Share Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Shares, including, without limitation, any debt, preferred shares, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Shares.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Conversion Amount” means, with respect to any Series A Preferred Share as of any date of determination, the Stated Value thereof, together with all accrued and unpaid dividends thereon and any other amounts then owing with respect thereto pursuant to these Share Terms.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Failure” shall have the meaning set forth in Section 6(c)(ii).

“Conversion Rate” means the amount determined by dividing (i) the Conversion Amount by (ii) the lower of (a) the Conversion Price, and (b) the Market Price.

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the Common Shares issuable upon conversion of the Series A Preferred Shares in accordance with the terms hereof.

“Dividend Rate” shall have the meaning set forth in Section 3.

“Eligible Market” means the New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Select Market, the Nasdaq Global Market or the Principal Market.

“Event Market Price” means, with respect to any Share Combination Event Date, the quotient determined by dividing (x) the sum of the VWAP of the Common Shares for each of the five (5) Trading Days with the lowest VWAP of the Common Shares during the fifteen (15) consecutive Trading Day period ending and including the Trading Day immediately preceding the sixteenth (16th) Trading Day after such Share Combination Event Date, divided by (y) five (5).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Securities” means (i) Common Shares or standard options to purchase Common Shares to directors, officers or employees of the Corporation in their capacity as such pursuant to an Approved Share Plan or such agreements with such directors, officers or employees of the Corporation existing as of the date hereof, provided that the exercise price of any such options is not lowered, none of such options are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such options are otherwise materially changed in any manner that adversely affects any of the Holders; (ii) Common Shares issued upon the conversion or exercise of Common Share Equivalents (other than standard options to purchase Common Shares issued pursuant to an Approved Share Plan or such agreements with such directors, officers or employees of the Corporation existing as of the date hereof that are covered by clause (i) above) issued prior to the date hereof, provided that the conversion, exercise or other method of issuance (as the case may be) of any such Common Share Equivalent is made solely pursuant to the conversion, exercise or other method of issuance (as the case may be) provisions of such Common Share Equivalents that were in effect on the date immediately prior to the date hereof, the conversion, exercise or issuance price of any such Common Share Equivalents (other than standard options to purchase Common Shares issued pursuant to an Approved Share Plan or such agreements with such directors, officers or employees of the Corporation existing as of the date hereof that are covered by clause (i) above) is not lowered, none of such Common Share Equivalents (other than standard options to purchase Common Shares issued pursuant to an Approved Share Plan or such agreements with such directors, officers or employees of the Corporation existing as of the date hereof that are covered by clause (i) above) are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such Common Share Equivalents (other than standard options to purchase Common Shares issued pursuant to an Approved Share Plan or such agreements with such directors, officers or employees of the Corporation existing as of the date hereof that are covered by clause (i) above) are otherwise materially changed in any manner that adversely affects any of the Holders; (iii) the Conversion Shares; and (iv) any securities of the Corporation issued or issuable pursuant to the First Towers Transaction.

“First Towers Transaction” means that series of transactions contemplated by and pursuant to the Share Exchange Agreement dated as of March 5, 2025 and amended as of March 31, 2025 and August 21, 2025, among the Corporation, First Towers & Fiber Corp. (“First Towers”), a corporation existing under the laws of the Province of British Columbia, and the common shareholders of First Towers, and the other agreements, documents, and instruments contemplated thereby, including but not limited to (i) any promissory notes or convertible promissory notes issued or contemplated to be issued thereunder, (ii) the obligation to issue any securities of the Corporation, including Common Shares and convertible securities of the Corporation, in accordance with the terms therein and as any of them may be amended, restated, replaced and/or exchanged from time to time, and (iii) any registration rights granted thereunder.

“Floor Price” means $[●].

“Floor Price Event” means any Trading Day on which the closing price of the Common Shares as reported by the Reporting Service is below the Floor Price.

“Fundamental Transaction” means (A) that the Corporation shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Corporation is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Corporation or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Corporation to be subject to or have its Common Shares be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding Common Shares, (y) 50% of the outstanding Common Shares calculated as if any Common Shares held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of Common Shares such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding Common Shares, or (iv) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding Common Shares, (y) at least 50% of the outstanding Common Shares calculated as if Common Shares held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock or share purchase agreement or other business combination were not outstanding; or (z) such number of Common Shares such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding Common Shares, or (v) reorganize, recapitalize or reclassify its Common Shares, (B) that the Corporation shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding Common Shares, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Shares, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Shares not held by all such Subject Entities as of the date of these Share Terms calculated as if any Common Shares held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding Common Shares or other equity securities of the Corporation sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other shareholders of the Corporation to surrender their Common Shares without approval of the shareholders of the Corporation or (C) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction. Notwithstanding the foregoing, the First Towers Transaction shall not be considered a Fundamental Transaction.

“Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

“Holder” shall have the meaning given such term in Section 2.

“Indebtedness” means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with generally accepted accounting principles) (other than trade payables entered into in the ordinary course of business consistent with past practice), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

“Liens” means any preemptive or similar rights, mortgages, defects, claims, liens, pledges, charges, taxes, rights of first refusal, encumbrances, security interests and other encumbrances.

“Liquidation” shall have the meaning set forth in Section 5.

“Liquidation Funds” shall have the meaning set forth in Section 5.

“Market Capitalization” shall mean the current market capitalization of the Corporation’s Common Shares as reported by the Reporting Service.

“Market Price” means, as of any Conversion Date or other applicable date of determination, the lower of (i) 85% of the VWAP of the Common Shares during the five (5) consecutive Trading Day period ending and including the Trading Day immediately preceding the delivery of the Notice of Conversion or the applicable date of determination, and (ii) 85% of the Closing Sale Price on the Trading Day prior to the Notice of Conversion being submitted or applicable date of determination.

“Material Adverse Effect” means, any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects of the Corporation or any Subsidiary, individually or taken as a whole, (ii) the transactions contemplated hereby or in any of the other Transaction Documents or any other agreements or instruments to be entered into in connection herewith or therewith or (iii) the authority or ability of the Corporation or any of its Subsidiaries to perform any of their respective obligations under any of the Transaction Documents.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“OBCA” means the Business Corporations Act (Ontario), as amended from time to time.

“Optional Redemption” shall have the meaning set forth in Section 10(a).

“Optional Redemption Amount” shall have the meaning set forth in Section 10(a).

“Optional Redemption Date” shall have the meaning set forth in Section 10(a).

“Optional Redemption Notice” shall have the meaning set forth in Section 10(a).

“Optional Redemption Notice Date” shall have the meaning set forth in Section 10(a).

“Optional Redemption Price” shall have the meaning set forth in Section 10(a).

“Options” means any rights, warrants or options to subscribe for or purchase Common Shares or Common Share Equivalents.

“Original Issue Date” means the date of the first issuance of any Series A Preferred Shares regardless of the number of transfers of any particular Series A Preferred Shares and regardless of the number of certificates which may be issued to evidence such Series A Preferred Shares, if applicable.

“Parity Shares” shall have the meaning set forth in Section 9.

“Permitted Equipment Indebtedness” means Indebtedness secured by Permitted Liens or unsecured but, in each case, as described in clauses (iii) and (iv) of the definition of Permitted Liens.

“Permitted Indebtedness” means (i) outstanding Indebtedness as of the date hereof, (ii) Permitted Equipment Indebtedness in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) and (iii) any Indebtedness arising from the First Towers Transaction.

“Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, (v) Liens arising from judgments, decrees or attachments and (vi) Liens arising from the First Towers Transaction.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Principal Market” means the Nasdaq Capital Market.

“Underwriting Agreement” means the underwriting agreement, dated as of [●], 2026, by and between the Corporation and Univest Securities, LLC, as representative of the several underwriters named therein.

“Register” shall have the meaning set forth in Section 6(f).

“Reporting Service” means either Bloomberg L.P. or FactSet Research Systems Inc., as determined by the Required Holders from time to time.

“Required Holders” shall have the meaning set forth in Section 4.

“Required Reserve Amount” shall have the meaning set forth in Section 6(c)(iii).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Preferred Shares” shall have the meaning set forth in Section 9.

“Series A Preferred Shares” shall have the meaning set forth in Section 2.

“Share Delivery Deadline” shall have the meaning set forth in Section 6(c)(i).

“Share Terms” means the rights, privileges, restrictions and conditions attaching to the Series A Preferred Shares set out herein, which are also referred to as the “Certificate of Designation” in the Transaction Documents.

“Shareholder Approval” means such approval as may be required from the shareholders of the Corporation pursuant to the applicable rules and regulations of the Principal Market with respect to the issuance of the Conversion Shares.

“Shareholder Approval Date” means the date on which Shareholder Approval is required to be obtained pursuant to the applicable rules and regulations of the Principal Market.

“Stated Value” shall have the meaning set forth in Section 2.

“Subject Entity” means any person, persons or group or any affiliate or associate of any such person, persons or group.

“Subsidiary” means, as of any date of determination, any Person in which the Corporation directly or indirectly, (i) owns any of the outstanding share capital or holds any equity or similar interest of such Person or (ii) controls or operates all or any part of the business, operations or administration of such Person, and all of the foregoing, collectively.

“Trading Day” means a day on which the Principal Market is open for business.

“Transaction Documents” means, collectively, these Share Terms, the Underwriting Agreement and each of the other agreements and instruments entered into or delivered in connection with the transactions contemplated hereby or thereby, as may be amended from time to time.

“Transfer Agent” means VStock Transfer, LLC., with an address at 18 Lafayette Pl, Woodmere, NY 11598, and any successor transfer agent of the Corporation.

“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded), during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by the Reporting Service through its “VAP” function (set to 09:30 start time and 16:00 end time) or FactSet or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by the Reporting Service, or, if no dollar volume-weighted average price is reported for such security by the Reporting Service for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Corporation and the Holder.

Section 2. Designation, Amount, Stated Value and Par Value. The series of preferred shares shall be designated as the Series A Convertible Voting Preferred Shares (the “Series A Preferred Shares”), and the number of shares so designated shall be [●] (which number shall not be subject to increase without the written consent of all of the holders of the Series A Preferred Shares (each, a “Holder” and collectively, the “Holders”), which consent shall be in addition to, and not in lieu of, any approval, resolution, vote, articles of amendment or filing required under the OBCA, and which requirement shall not be limited or overridden by Section 4 or Section 11(f)). Each Series A Preferred Share shall have no par value and a stated value equal to $1,000 (the “Stated Value”).

Section 3. Dividends. Each Series A Preferred Share shall pay a mandatory monthly dividend at an annual rate equal to 10% (the “Dividend Rate”) of the Stated Value of such Series A Preferred Share, and the dividend payable on each Series A Preferred Share for each full calendar month shall be equal to one-twelfth of the product of (i) the Stated Value of such Series A Preferred Share multiplied by (ii) the Dividend Rate. Such dividend shall be payable monthly in arrears in either cash or Common Shares (such shares, the “Dividend Shares”) on the first calendar day of each calendar month, with the first such date being January 1, 2027. The declaration and payment of each such dividend (whether in cash or in Dividend Shares) shall be subject to the OBCA, including section 38 thereof, and to the requisite action of the Board of Directors, and the Board of Directors shall take such action in respect of each such dividend except to the extent that the declaration or payment thereof is prohibited by the OBCA. In addition, subject to the prior rights of holders of all classes of shares at the time outstanding having prior rights as to dividends, each Holder shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

Section 4. Voting Rights. Except as otherwise required by applicable law or as otherwise expressly provided herein, each Holder of Series A Preferred Shares shall be entitled to vote with the holders of Common Shares on all matters submitted to a vote of the shareholders of the Corporation. Each Series A Preferred Share shall entitle the Holder to the number of votes equal to the number of Common Shares into which such Series A Preferred Share would be convertible as of the applicable record date, calculated as if such Series A Preferred Share were converted pursuant to Section 6(a) on such record date and without the requirement for delivery of any Notice of Conversion, provided, however, that any number of votes shall be subject to the limitations set forth in Section 6(e); provided further that nothing in this Section 4 or in Section 6(e) shall limit or restrict any right of the Holders under the OBCA, including section 170 thereof, to vote separately as a class or series. Notwithstanding the foregoing, so long as any Series A Preferred Shares are outstanding, the Corporation shall not, without the affirmative vote or written consent of the Holders of a majority of the then-outstanding Series A Preferred Shares (the “Required Holders”), (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Shares or alter or amend these Share Terms, (b) amend the Articles of Incorporation or any other charter documents of the Corporation in any manner that adversely affects any rights of the Holders, or (c) enter into any agreement with respect to any of the foregoing. Any vote or consent of the Required Holders under these Share Terms is an additional protective consent and shall not replace any approval of the Board of Directors, special resolution, separate class or series vote, articles of amendment or other approval or filing required under the OBCA or the Articles of Incorporation, nor limit the requirement in Section 2 for the written consent of all of the Holders. A written consent of the Required Holders given under these Share Terms is a contractual consent and does not constitute a resolution of shareholders in lieu of a meeting; any resolution in writing in lieu of a meeting of shareholders (including of the Holders as a class or series) shall be effective only if it satisfies the OBCA, including section 104 thereof and the requirement that it be signed by all shareholders entitled to vote on such resolution at a meeting.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets of the Corporation available for distribution to its shareholders, whether capital or surplus, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to any lawful prior rights of the holders of any shares ranking senior to the Series A Preferred Shares (such available assets, the “Liquidation Funds”), the greater (but not both) of the following amounts:

(a) the aggregate Stated Value of the Series A Preferred Shares, which amount shall be paid in preference and priority to any distribution to the holders of Common Shares; or

(b) the amount the Holders would be entitled to receive if the Series A Preferred Shares were fully converted (disregarding for such purposes any conversion limitations hereunder) into Conversion Shares, which amount shall be calculated on the basis of participation pari passu with all holders of Common Shares in the distribution to holders of Common Shares;

provided that if the Liquidation Funds are insufficient to pay in full the amount payable to the Holders under this Section 5 and the full preferential amounts payable to the holders of Parity Shares in accordance with their respective terms, then the Liquidation Funds shall be distributed among the Holders and the holders of Parity Shares ratably in proportion to the full respective amounts that would otherwise be payable to them.

The Corporation shall provide written notice of any such Liquidation by facsimile or email, not less than forty-five (45) days prior to the payment date stated therein, to each Holder.

Section 6. Conversion.

(a) Conversions at Option of Holder. Each Series A Preferred Share shall be convertible, at any time and from time to time on or after the Original Issue Date, at the option of the Holder thereof, into that number of Conversion Shares (subject to the limitations set forth in Section 6(e)) determined by dividing the Stated Value of such Series A Preferred Share by the greater of (i) the Floor Price and (ii) the lower of (A) the Conversion Price and (B) the Market Price. Holders shall effect conversions of Series A Preferred Shares by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of Series A Preferred Shares to be converted, the number of Series A Preferred Shares owned prior to the conversion at issue, the number of Series A Preferred Shares owned subsequent to the conversion at issue, the number of Conversion Shares to be issued, the applicable Conversion Price and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile or email such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered to the Corporation hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of Series A Preferred Shares, a Holder shall not be required to surrender any certificate(s), if applicable, representing the Series A Preferred Shares to the Corporation unless all of the Series A Preferred Shares represented thereby are so converted, in which case such Holder shall deliver the certificate, if any, representing such Series A Preferred Shares promptly following the Conversion Date at issue, if applicable.

(b) Conversion Price. The conversion price for the Series A Preferred Shares shall equal $[●]1 (the “Conversion Price”), subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Shares that occur after the Original Issue Date as set forth in Section 7 hereof. The Conversion Price shall be rounded up to the nearest $0.01.

[1]	Insert a price equal to 85% of the Nasdaq official closing price the Trading Day immediately prior to the filing of the articles of amendment designating the Series A Preferred Shares.

(c) Mechanics of Conversion.

(i) Delivery of Conversion Shares Upon Conversion. On the date of receipt of a Notice of Conversion, the Corporation shall transmit by electronic mail an acknowledgment, in the form attached hereto as Annex B, of confirmation of receipt of such Notice of Conversion (each, an “Acknowledgement”) to the Holder and the Transfer Agent which confirmation shall constitute an instruction to the Transfer Agent to process such Notice of Conversion in accordance with the terms herein. On or before the first (1st) Trading Day following the date on which the Corporation has received a Notice of Conversion (or such earlier date as required pursuant to the Exchange Act or other applicable law, rule or regulation for the settlement of a trade initiated on the applicable Conversion Date of such Common Shares issuable pursuant to such Notice of Conversion) (the “Share Delivery Deadline”), the Corporation shall (1) provided that the Transfer Agent is participating in FAST, credit such aggregate number of Common Shares to which the Holder shall be entitled pursuant to such conversion to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system or (2) if the Transfer Agent is not participating in FAST, upon the request of the Holder, issue and deliver (via reputable overnight courier) to the address as specified in the Notice of Conversion, a certificate, registered in the name of the Holder or its designee, for the number of Common Shares to which the Holder shall be entitled pursuant to such conversion.

(ii) Failure to Deliver Conversion Shares. If the Corporation shall fail, for any reason or for no reason, on or prior to the applicable Share Delivery Deadline, if the Transfer Agent is not participating in FAST, to issue and deliver to the Holder (or its designee) a certificate for the number of Common Shares to which the Holder is entitled and register such Common Shares on the Corporation’s share register or, if the Transfer Agent is participating in FAST, to credit the balance account of the Holder or the Holder’s designee with DTC for such number of Common Shares to which the Holder is entitled upon the Holder’s conversion of Series A Preferred Shares (a “Conversion Failure”), then, in addition to all other remedies available to the Holder, (1) the Corporation shall pay in cash to the Holder on each day after such Share Delivery Deadline interest at a rate of 35% per annum, calculated daily without compounding on the aggregate Stated Value of the Series A Preferred Shares attributable to the Common Shares remaining due and undelivered under the applicable Notice of Conversion, on the basis of the actual number of days elapsed, subject to the interest limitation set out below and (2) the Holder, upon written notice to the Corporation, may void its Notice of Conversion with respect to, and retain or have returned (as the case may be) any portion of such Holder’s Series A Preferred Shares that have not been converted pursuant to such Notice of Conversion, provided that the voiding of a Notice of Conversion shall not affect the Corporation’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 6(c)(ii) or otherwise. For purposes of clause (1), the Stated Value attributable to undelivered Common Shares is the aggregate Stated Value of the Series A Preferred Shares subject to the Notice of Conversion, multiplied by the proportion of the Common Shares issuable under that notice that remain undelivered. Interest ceases to accrue on any Common Shares when they are delivered under Section 6(c)(i), when the corresponding portion of the Notice of Conversion is voided under clause (2), or when the delivery obligation is discharged by payment under clause (I) below, but accrued interest remains payable, subject to the following limitation. Such interest compensates the Holder for the delay in receiving the Common Shares. Interest under clause (1) shall be reduced, including to zero, to the extent that it, together with all other amounts constituting interest under section 347 of the Criminal Code (Canada) in connection with the same agreement or arrangement (including under the other Transaction Documents), would exceed an annual percentage rate on the credit advanced of 35% or any lower maximum rate permitted by applicable law, calculated in accordance with generally accepted actuarial practices and principles. Any excess received shall be promptly refunded to the Corporation. This limitation applies only to interest under clause (1); all other payments under these Share Terms remain subject to Section 11(g) and applicable law. In addition to the foregoing, if on or prior to the Share Delivery Deadline, if the Transfer Agent is not participating in FAST, the Corporation shall fail to issue and deliver to the Holder (or its designee) a certificate and register such Common Shares on the Corporation’s share register or, if the Transfer Agent is participating in FAST, the Transfer Agent shall fail to credit the balance account of the Holder or the Holder’s designee with DTC for the number of Common Shares to which the Holder is entitled upon the Holder’s conversion hereunder, and if on or after such Share Delivery Deadline the Holder acquires (in an open market transaction, stock loan or otherwise) Common Shares corresponding to all or any portion of the number of Common Shares issuable upon such conversion that the Holder is entitled to receive from the Corporation and has not received from the Corporation in connection with such Conversion Failure (a “Buy-In”), then, in addition to all other remedies available to the Holder, the Corporation shall, within one (1) Business Day after receipt of the Holder’s request and in the Holder’s discretion, either: (I) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, stock loan costs and other out-of-pocket expenses, if any) for the Common Shares so acquired (including, without limitation, by any other Person in respect, or on behalf, of the Holder) (the “Buy-In Price”), at which point the Corporation’s obligation to so issue and deliver such certificate (and to issue such Common Shares) or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of Common Shares to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) (and to issue such Common Shares) shall terminate, or (II) promptly honor its obligation to so issue and deliver to the Holder a certificate or certificates representing such Common Shares or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of Common Shares to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (x) such number of Common Shares multiplied by (y) the lowest Closing Sale Price of the Common Shares on any Trading Day during the period commencing on the date of the applicable Notice of Conversion and ending on the date of such issuance and payment under this clause (II) (the “Buy-In Payment Amount”). Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing Common Shares (or to electronically deliver such Common Shares) upon the conversion of Series A Preferred Shares as required pursuant to the terms hereof; provided that a Holder shall not be entitled to recover more than once for the same loss under this Section 6(c)(ii) and any other remedy, but the foregoing shall not limit recovery for distinct losses or render any remedy exclusive.

(iii) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued Common Shares for the sole purpose of issuance upon conversion of the Series A Preferred Shares as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Series A Preferred Shares), not less than such aggregate number of Common Shares as shall be issuable (taking into account the adjustments and restrictions of Section 6) upon the conversion of the then outstanding Series A Preferred Shares (the “Required Reserve Amount”). The Corporation covenants that all Common Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(iv) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A Preferred Shares. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection with respect to fractional Conversion Shares, nothing shall prevent any Holder from converting fractional Series A Preferred Shares.

(v) Transfer Taxes and Expenses. The issuance of Conversion Shares upon the conversion of the Series A Preferred Shares, shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such Series A Preferred Shares and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Corporation (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

(d) [Reserved.]

(e) Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Series A Preferred Shares, and a Holder shall not have the right to convert any portion of the Series A Preferred Shares, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of Common Shares beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of Common Shares issuable upon conversion of the Series A Preferred Shares with respect to which such determination is being made, but shall exclude the number of Common Shares which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Series A Preferred Shares beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series A Preferred Shares) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(e) applies, the determination of whether the Series A Preferred Shares are convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many Series A Preferred Shares are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the Series A Preferred Shares may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many the Series A Preferred Shares are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(e), in determining the number of outstanding Common Shares, a Holder may rely on the number of outstanding Common Shares as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of Common Shares outstanding. Upon the written or oral request (which may be via email) of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to such Holder the number of Common Shares then outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A Preferred Shares, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding Common Shares was reported. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by a Holder prior to the issuance of any Series A Preferred Shares, 9.99%) of the number of Common Shares outstanding immediately after giving effect to the issuance of the Conversion Shares to the applicable Holder. A Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(e) applicable to its Series A Preferred Shares provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of Common Shares outstanding immediately after giving effect to the issuance of the Conversion Shares to the Holder and the provisions of this Section 6(e) shall continue to apply. Any such increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Series A Preferred Shares.

(f) Registration; Book-Entry. The Corporation or the Transfer Agent shall maintain a register (the “Register”) for the recordation of the names and addresses of each of the Holders of the Series A Preferred Shares and the Stated Value and Conversion Price of such Series A Preferred Shares and whether such Series A Preferred Shares are held by such Holder in certificate or in book-entry form. The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Corporation and each Holder shall treat each Person whose name is recorded in the Register as the owner of the applicable Series A Preferred Shares for all purposes notwithstanding notice to the contrary. A registered Series A Preferred Share may be assigned, transferred or sold only by registration of such assignment or sale on the Register. Upon its receipt of a written request to assign, transfer or sell one or more registered Series A Preferred Shares by such Holder thereof and an opinion of counsel reasonably satisfactory to the Corporation, the Corporation or Transfer Agent, as applicable, shall record the information contained therein in the Register and issue one or more new registered Series A Preferred Shares in the same aggregate Stated Value and Conversion Price as the Stated Value of the surrendered registered Series A Preferred Shares to the designated assignee or transferee.

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while the Series A Preferred Shares are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in Common Shares on Common Shares or any other Common Share Equivalents, (ii) subdivides outstanding Common Shares into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding Common Shares into a smaller number of shares, or (iv) issues, in the event of a reclassification of the Common Shares, any capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of Common Shares outstanding immediately before such event, and of which the denominator shall be the number of Common Shares outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Dilutive Issuance. If and whenever on or after the date hereof the Corporation grants, issues or sells (or enters into any agreement to grant, issue or sell), or in accordance with this Section 7(b) is deemed to have granted, issued or sold, any Common Shares (including the granting, issuance or sale of Common Shares owned or held by or for the account of the Corporation, but excluding in all cases any Excluded Securities granted, issued or sold or deemed to have been granted, issued or sold) for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such granting, issuance or sale or deemed granting, issuance or sale (such Conversion Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then, immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. For all purposes of the foregoing (including, without limitation, determining the adjusted Conversion Price and the New Issuance Price under this Section 7(b)), the following shall be applicable:

(i) Issuance of Options. If the Corporation in any manner grants, issues or sells (or enters into any agreement to grant, issue or sell) any Options and the lowest price per share for which one share of Common Shares is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Common Share Equivalents issuable upon exercise of any such Option or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Common Shares shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting, issuance or sale of such Option for such price per share. For purposes of this Section 7(b)(i), the “lowest price per share for which one share of Common Shares is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Common Share Equivalents issuable upon exercise of any such Option or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Shares upon the granting, issuance or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Common Share Equivalent issuable upon exercise of such Option or otherwise pursuant to the terms thereof and (y) the lowest exercise price set forth in such Option for which one share of Common Shares is issuable (or may become issuable assuming all possible market conditions) upon the exercise of any such Options or upon conversion, exercise or exchange of any Common Share Equivalent issuable upon exercise of any such Option or otherwise pursuant to the terms thereof, minus (2) the sum of all amounts paid or payable to the holder of such Option (or any other Person) with respect to any one share of Common Shares upon the granting, issuance or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Common Share Equivalent issuable upon exercise of such Option or otherwise pursuant to the terms thereof plus the value of any other consideration (including, without limitation, consideration consisting of cash, debt forgiveness, assets or any other property) received or receivable by, or benefit conferred on, the holder of such Option (or any other Person). Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Shares or of such Common Share Equivalents upon the exercise of such Options or otherwise pursuant to the terms thereof or upon the actual issuance of such Common Shares upon conversion, exercise or exchange of such Common Share Equivalent.

(ii) Issuance of Common Share Equivalent. If the Corporation in any manner issues or sells (or enters into any agreement to issue or sell) any Common Share Equivalent and the lowest price per share for which one share of Common Shares is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Common Shares shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale (or the time of execution of such agreement to issue or sell, as applicable) of such Common Share Equivalent for such price per share. For the purposes of this Section 7(b)(ii), the “lowest price per share for which one share of Common Shares is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to one share of Common Shares upon the issuance or sale (or pursuant to the agreement to issue or sell, as applicable) of the Common Share Equivalent and upon conversion, exercise or exchange of such Common Share Equivalent or otherwise pursuant to the terms thereof and (y) the lowest conversion price set forth in such Common Share Equivalent for which one share of Common Shares is issuable (or may become issuable assuming all possible market conditions) upon conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof minus (2) the sum of all amounts paid or payable to the holder of such Common Share Equivalent (or any other Person) with respect to any one share of Common Shares upon the issuance or sale (or the agreement to issue or sell, as applicable) of such Common Share Equivalent plus the value of any other consideration received or receivable (including, without limitation, any consideration consisting of cash, debt forgiveness, assets or other property) by, or benefit conferred on, the holder of such Common Share Equivalent (or any other Person). Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Shares upon conversion, exercise or exchange of such Common Share Equivalent or otherwise pursuant to the terms thereof, and if any such issuance or sale of such Common Share Equivalent is made upon exercise of any Options for which adjustment of the Conversion Price has been or is to be made pursuant to other provisions of this Section 7(b)(ii), except as contemplated below, no further adjustment of the Conversion Price shall be made by reason of such issuance or sale.

(iii) Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Common Share Equivalent, or the rate at which any Common Share Equivalent are convertible into or exercisable or exchangeable for Common Shares increases or decreases at any time (other than proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 7(c) below), the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Common Share Equivalent provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate (as the case may be) at the time initially granted, issued or sold. For purposes of this Section 7(b)(iii), if the terms of any Option or Common Share Equivalent (including, without limitation, any Option or Common Share Equivalent that was outstanding as of the Original Issue Date) are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Common Share Equivalent and the Common Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 7(b) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iv) Calculation of Consideration Received. If any Option and/or Common Share Equivalent and/or Adjustment Right is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Corporation (as determined by the Holder, the “Primary Security”, and such Option and/or Common Share Equivalent and/or Adjustment Right, the “Secondary Securities” and together with the Primary Security, each a “Unit”), together comprising one integrated transaction, the aggregate consideration per share of Common Shares with respect to such Primary Security shall be deemed to be the lower of (x) the purchase price of such Unit, (y) if such Primary Security is an Option and/or Common Share Equivalent, the lowest price per share for which one share of Common Shares is at any time issuable upon the exercise or conversion of the Primary Security in accordance with Section 7(b)(i) or 7(b)(ii) above and (z) the average VWAP of the Common Shares on any Trading Day during the five (5) Trading Day period (the “Adjustment Period”) immediately following the public announcement of such Dilutive Issuance (for the avoidance of doubt, if such public announcement is released prior to the opening of the Principal Market on a Trading Day, such Trading Day shall be the first Trading Day in such five Trading Day period and if any Series A Preferred Shares are converted, on any given Conversion Date during any such Adjustment Period, solely with respect to such number of Series A Preferred Shares converted on such applicable Conversion Date, such applicable Adjustment Period shall be deemed to have ended on, and included, the Trading Day immediately prior to such Conversion Date). If any Common Shares, Options or Common Share Equivalents are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount of consideration received by the Corporation therefor. If any Common Shares, Options or Common Share Equivalents are issued or sold for a consideration other than cash, the amount of such consideration received by the Corporation will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Corporation for such securities will be the arithmetic average of the VWAPs of such security for each of the five (5) Trading Days immediately preceding the date of receipt. If any Common Shares, Options or Common Share Equivalents are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Shares, Options or Common Share Equivalents (as the case may be). The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Corporation and the Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Corporation and the Holder. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Corporation.

(v) Record Date. If the Corporation takes a record of the holders of Common Shares for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Shares, Options or in Common Share Equivalents or (B) to subscribe for or purchase Common Shares, Options or Common Share Equivalents, then such record date will be deemed to be the date of the issuance or sale of the Common Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(c) Pro Rata Distributions. During such time as the Series A Preferred Shares are outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, shares or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of the Series A Preferred Shares, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of Common Shares acquirable upon complete conversion of the Series A Preferred Shares (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any Common Shares as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(d) Share Combination Event Adjustments. If at any time and from time to time on or after the Original Issue Date there occurs any share split, share dividend, share combination, recapitalization or other similar transaction involving the Common Shares (each, a “Share Combination Event”, and such date thereof, the “Share Combination Event Date”) and the Event Market Price is less than the Conversion Price then in effect (after giving effect to the adjustment in Section 7(a) above), then on the sixteenth (16th) Trading Day immediately following such Share Combination Event Date, the Conversion Price then in effect on such sixteenth (16th) Trading Day (after giving effect to the adjustment in Section 7(a) above) shall be reduced (but in no event increased) to the Event Market Price. For the avoidance of doubt, if the adjustment in the immediately preceding sentence would otherwise result in an increase in the Conversion Price hereunder, no adjustment shall be made.

(e) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of Common Shares deemed to be issued and outstanding as of a given date shall be the number of Common Shares issued and outstanding.

(f) Voluntary Adjustment. Subject to the rules and regulations of the Principal Market, the Corporation may at any time, with the prior written consent of the Required Holders, reduce the then-current Conversion Price to any amount and for any period of time deemed appropriate by the Board of Directors.

(g) Notice to the Holders.

(i) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each record Holder by facsimile or email a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Shares, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Shares, (C) the Corporation shall authorize the granting to all holders of the Common Shares of rights or warrants to subscribe for or purchase any capital stock of any class or of any rights, (D) the approval of any shareholders of the Corporation shall be required in connection with any reclassification of the Common Shares, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Shares are converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of these Series A Preferred Shares, and shall cause to be delivered by facsimile or email to each record Holder at its last facsimile number or email address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Shares of record shall be entitled to exchange their Common Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 6-K. The Holder shall remain entitled to convert the Conversion Amount of these Series A Preferred Shares (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8. Certain Negative Covenants. Without the consent of the Required Holders, the Corporation shall not cause or permit any subsidiary to:

(a) fail to pay, when due, or within any applicable grace period, any payment with respect to Indebtedness in excess of five hundred thousand dollars ($500,000) due to any third party (other than, with respect to unsecured Indebtedness only, payments contested by the Corporation and/or such Subsidiary (as the case may be) in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with generally accepted accounting principles) or is otherwise in breach or violation of any agreement for monies owed or owing in an amount in excess of five hundred thousand dollars ($500,000), which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other circumstance or event that would, with or without the passage of time or the giving of notice, result in a default or event of default, that has not been waived, under any agreement binding the Corporation or any Subsidiary, which default or event of default would or is likely to have a material adverse effect on the business, assets, operations (including results thereof), liabilities, properties, condition (including financial condition) or prospects of the Corporation or any of its Subsidiaries, individually or in the aggregate;

(b) incur any Indebtedness, other than Permitted Indebtedness; or

(c) incur any Liens, other than Permitted Liens;

Section 9. Ranking. Except to the extent that the Required Holders expressly consent to the creation of Parity Shares or Senior Preferred Shares, all Common Shares and all other share capital of the Corporation authorized or designated after the Original Issue Date (other than any other series of the class of preferred shares of which the Series A Preferred Shares form a series) shall be junior in rank to the Series A Preferred Shares with respect to preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation. Any other series of the class of preferred shares of which the Series A Preferred Shares form a series shall rank on a parity with the Series A Preferred Shares with respect to dividends and return of capital in the event of the liquidation, dissolution or winding-up of the Corporation and, in accordance with subsections 25(2) and (3) of the OBCA, (x) no series of such class shall have a priority in respect of dividends or return of capital in the event of the liquidation, dissolution or winding-up of the Corporation over any other series of such class, and (y) the Series A Preferred Shares shall participate rateably with the shares of each other series of such class in respect of dividends and amounts payable on return of capital in the event of the liquidation, dissolution or winding-up of the Corporation to the extent required thereby; and no consent of the Required Holders shall permit any series of such class to rank senior or junior to the Series A Preferred Shares in those respects. Without limiting any other provision of these Share Terms, without the prior express consent of the Required Holders, voting separately as a single class, the Corporation shall not hereafter authorize or issue any additional or other share capital that is (i) shares of any class other than the class of preferred shares of which the Series A Preferred Shares form a series that are senior in rank to the Series A Preferred Shares in respect of preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Senior Preferred Shares”) or (ii) shares of any other class, or, to the extent permitted by applicable law, any other series of the class of preferred shares of which the Series A Preferred Shares form a series, that are pari passu in rank with the Series A Preferred Shares in respect of preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Parity Shares”). Any such consent of the Required Holders shall be in addition to, and not in lieu of, any approval, special resolution, separate class or series vote, articles of amendment or other filing required under the OBCA or the Articles of Incorporation.

Section 10. Redemption.

(a) Corporation Optional Redemption. At any time the Corporation shall have the right to redeem all, but not less than all, of the Series A Preferred Shares then outstanding (the “Optional Redemption Amount”) on the Optional Redemption Date (each as defined below) (an “Optional Redemption”). The Series A Preferred Shares subject to redemption pursuant to this Section 10(a) shall be redeemed by the Corporation in cash at a price (the “Optional Redemption Price”) equal to 120% of the greater of (i) the Conversion Amount being redeemed as of the Optional Redemption Date and (ii) the product of (1) the Conversion Rate with respect to the Conversion Amount being redeemed as of the Optional Redemption Date multiplied by (2) the greatest closing sale price of the Common Shares on any Trading Day during the period commencing on the date immediately preceding such Optional Redemption Notice Date and ending on the Trading Day immediately prior to the date the Corporation makes the entire payment required to be made under this Section 10(a). The Corporation may exercise its right to require redemption under this Section 10(a) by delivering a written notice thereof by electronic mail and overnight courier to all, but not less than all, of the Holders (the “Optional Redemption Notice” and the date all of the Holders received such notice is referred to as the “Optional Redemption Notice Date”). Such Optional Redemption Notice shall be irrevocable; provided that the Optional Redemption Notice may be conditioned upon the consummation of a refinancing transaction or a going private transaction. The Optional Redemption Notice shall (x) state the date on which the Optional Redemption shall occur (the “Optional Redemption Date”) which date shall not be less than twenty (20) Trading Days following the Optional Redemption Notice Date, and (y) state the aggregate Conversion Amount of the Series A Preferred Shares which is being redeemed in such Optional Redemption from such Holder and all of the other Holders of the Series A Preferred Shares pursuant to this Section 10 on the Optional Redemption Date. The Corporation shall deliver the applicable Optional Redemption Price to each Holder in cash on the applicable Optional Redemption Date. Notwithstanding anything herein to the contrary, any payment under this Section 10(a) shall be subject to section 32 of the OBCA, and nothing herein shall require the Corporation to make any payment to redeem Series A Preferred Shares that is prohibited by that section. Notwithstanding anything herein to the contrary, at any time prior to the date the Optional Redemption Price is paid, in full, the Optional Redemption Amount may be converted, in whole or in part, by any Holder into Common Shares pursuant to Section 6. All Conversion Amounts converted by a Holder after the Optional Redemption Notice Date shall reduce the Optional Redemption Amount of the Series A Preferred Shares of such Holder required to be redeemed on the Optional Redemption Date. In the event of the Corporation’s redemption of any of the Series A Preferred Shares under this Section 10, a Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for such Holder. Accordingly, any redemption premium due under this Section 10 is intended by the parties to be, and shall be deemed, a reasonable estimate of such Holder’s actual loss of its investment opportunity and not as a penalty. For the avoidance of doubt, the Corporation shall have no right to effect an Optional Redemption if any Event of Default has occurred and is continuing, but any Event of Default shall have no effect upon any Holder’s right to convert Series A Preferred Shares in its discretion.

(b) Events of Default. Each of the following events shall constitute an “Event of Default”:

(i) Failure to Pay Dividend. The Corporation fails to pay, when due, any dividend in accordance herewith.

(ii) Material Breach of Contract. The Corporation breaches any material covenant or other term or condition of these Share Terms, the Transaction Documents, or any other material agreement, and such breach, if subject to cure, continues for a period of ten (10) calendar days after notice of such breach is given by the Holder.

(iii) Material Breach of Representations and Warranties. Any material representation or warranty of the Corporation made herein, in the Transaction Documents or in any material agreement shall have been false or misleading when made and shall not be cured for a period of ten (10) calendar days.

(iv) Default of Indebtedness. The occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of five hundred thousand dollars ($500,000) of Indebtedness of the Corporation or any of its Subsidiaries, other than with respect to any Permitted Indebtedness, in which case only if such default, redemption, or acceleration, as applicable, remains uncured for a period of at least five (5) Trading Days.

(v) Bankruptcy.

(A) Any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Corporation or any Subsidiary and, if instituted against the Corporation or any Subsidiary by a third party, shall not be dismissed within thirty (30) days of their initiation.

(B) The commencement by the Corporation or any Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Corporation or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Corporation or any Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a uniform commercial code foreclosure sale or any other similar action under federal, state or foreign law.

(C) The entry by a court of (i) a decree, order, judgment or other similar document in respect of the Corporation or any Subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Corporation or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Corporation or any Subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of thirty (30) consecutive days.

(vi) Material Adverse Effect. Other than as specifically set forth in another clause of this Section 10(b), the Corporation or any Subsidiary breaches any representation or warranty, or any covenant or other term or condition of any Transaction Document, subject to any applicable grace period set forth therein where any such breach would result or has resulted in a Material Adverse Effect.

(vii) Failure to Maintain an Effective Registration Statement. The effectiveness of the Registration Statement (as defined in the Underwriting Agreement) covering the Conversion Shares lapses for any reason (including, without limitation, the issuance of a stop order) or such Registration Statement or the prospectus contained therein is unavailable for the issuance of the Conversion Shares, and such lapse or unavailability continues for a period of five (5) consecutive days or for more than an aggregate of ten (10) calendar days in any 365-day period.

(viii) Suspension of Trading. The suspension (or threatened suspension) from trading or the failure (or threatened failure) of the Common Shares to be trading or listed (as applicable) on an Eligible Market for a period of five (5) consecutive Trading Days; other than as publicly disclosed by the Corporation as of the Original Issue Date.

(ix) Conversion Failure. The Corporation (A) fails to cure a Conversion Failure by delivery of the required number of Common Shares within five (5) Trading Days after the applicable Conversion Date or exercise date (as the case may be) or (B) provides notice, written or oral, to any Holder, including, without limitation, by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any Series A Preferred Shares into Common Shares that is requested in accordance with the provisions of these Share Terms, other than pursuant to Section 6(e);

(x) Floor Price Event. The occurrence of a Floor Price Event on any five (5) Trading Days over any consecutive ten (10) Trading Day period.

(xi) Equity Condition Failures.

(A) The occurrence of a Change of Control, or the Corporation’s entry into any agreement to effect a Change of Control.

(B) The occurrence of a Fundamental Transaction, or the Corporation’s entry into any agreement to effect a Fundamental Transaction.

Section 11. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders or the Corporation hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to (i) the Corporation at Akanda Corp., 100 King St. W, Suite 1600, Toronto, ON M5X 1G5 Attention: Christopher Cooper, Chief Executive Officer, email address cooper@venturefirst1.com or such other email address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 11 or (ii) the applicable Holder at the most current address for such Holder, in the Corporation’s records, or such other email address or address as such Holder may specify for such purposes by notice to the Corporation delivered in accordance with this Section 11. Any and all notices or other communications or deliveries to be provided by the Corporation or the Holders hereunder shall be in writing and delivered personally, by email, or sent by a nationally recognized overnight courier service addressed to each record Holder or at the email address or address of such Holder appearing on the books of the Corporation or to the Corporation at the address set forth above. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email at the email address set forth in this Section 11 prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email at the email address set forth in this Section 11 on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Absolute Obligation. Except as expressly provided herein and subject to applicable law that cannot be waived, no provision of these Share Terms shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the interest provided for in Section 6(c)(ii)(1), subject to the limitations in that Section and Section 11(g), at the time, place, and rate, and in the coin or currency, herein prescribed.

(c) Lost or Mutilated Series A Preferred Share Certificate. If a Holder’s Series A Preferred Share certificate, if any, shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate, or upon election of the Holder, a statement of book-entry, registered in the name of the Holder or its designee, for the Series A Preferred Shares so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(d) Governing Law. These Share Terms shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(e) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of these Share Terms shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of these Share Terms or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of these Share Terms on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of these Share Terms on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(f) Amendment. Subject to Section 2, these Share Terms or any provision hereof may be amended and/or restated only with (i) the affirmative vote at a meeting duly called for such purpose, or the written consent, of the Required Holders, voting separately as a single class, and (ii) such approval of the Board of Directors, special resolution of the shareholders, separate class or series vote and other shareholder approval as may then be required pursuant to the OBCA and the Articles of Incorporation, and no such amendment or restatement shall become effective unless and until articles of amendment giving effect thereto have become effective on the date set out in the certificate of amendment issued under the OBCA. The vote or consent of the Required Holders shall not by itself amend the Articles of Incorporation or the rights attaching to the Series A Preferred Shares, and any resolution in writing in lieu of a meeting of shareholders (including of the Holders as a class or series) shall be effective only if it satisfies the OBCA, including the requirement that it be signed by all shareholders entitled to vote on such resolution at a meeting. Nothing in this Section 11(f) shall limit the requirement in Section 2 for the written consent of all of the Holders.

(g) Severability. If any provision of these Share Terms is invalid, illegal or unenforceable, the balance of these Share Terms shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(h) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(i) Headings. The headings contained herein are for convenience only, do not constitute a part of these Share Terms and shall not be deemed to limit or affect any of the provisions hereof.

(j) Status of Converted or Redeemed Series A Preferred Shares. Any Series A Preferred Shares purchased, redeemed or otherwise acquired by the Corporation shall be dealt with in accordance with subsection 35(6) of the OBCA, and any Series A Preferred Shares converted into Common Shares, and any resulting change to the authorized capital of the Corporation, shall be dealt with in accordance with subsection 35(8) of the OBCA. Any such shares restored to the status of authorized but unissued shares shall no longer be designated as Series A Preferred Shares.

(k) First Towers Transaction. In no event shall any event contemplated by the First Towers Transaction to be effected after the issuance of the Preferred Shares, be deemed a breach of any of the terms or conditions of this instrument, or provide for or trigger any additional rights or benefits to the Holder, notwithstanding anything to the contrary herein.

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE HOLDER IN ORDER TO CONVERT PREFERRED SHARES)

The undersigned hereby elects to convert the number of Preferred Shares indicated below into Conversion Shares according to the conditions hereof, as of the date written below. If Conversion Shares are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to a Holder for any conversion, except for any such transfer taxes. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in Rights, Privileges, Restrictions and Conditions attaching to the Series A Convertible Voting Preferred Shares.

Conversion calculations: _____

Date to effect conversion:

Number of Series A Preferred Shares owned prior to conversion: _____

Number of Series A Preferred Shares to be converted: _____

Stated Value of Preferred Shares to be converted: _____

Number of Conversion Shares to be issued: _____

Applicable Conversion Price:

☐ Market Price: $_______

☐ Conversion Price: $_______

Number of Series A Preferred Shares subsequent to conversion: _____

ANNEX B

ACKNOWLEDGMENT

The Corporation hereby (a) acknowledges this Notice of Conversion, (b) certifies that the above indicated number of Common Shares have been duly authorized for issuance upon conversion of the Preferred Shares and (c) hereby directs ________________________ to issue the above indicated number of Common Shares in accordance with the Transfer Agent Instructions dated _____________, 20__ from the Corporation and acknowledged and agreed to by ________________________.

AKANDA CORP.

By:
Name:
Title:

27